Filed pursuant to Rule 433

Registration Statement No. 333-138136

November 14, 2006

Free Writing Prospectus

ALESCO FINANCIAL INC.

This free writing prospectus should be read together with the preliminary prospectus supplement and accompanying prospectus dated November 3, 2006 that form a part of the Registration Statement on Form S-3 (File No. 333-138136) of Alesco Financial Inc. (collectively, the “preliminary prospectus”). The preliminary prospectus can be accessed through the following link http://www.sec.gov/Archives/edgar/data/1270436/000119312506224342/d424b3.htm. The following information supplements and updates the information contained in the preliminary prospectus.

Directed Shares

At our request, the underwriters have reserved for sale, at the public offering price, up to 286,000 shares, or 1.3% of the total number of shares offered by the preliminary prospectus, to certain of our senior executive officers and directors and senior officers of Cohen Brothers LLC, an affiliate of our external manager, Cohen & Company Management LLC. This amount includes shares having an aggregate purchase price of up to $1.0 million, based upon the public offering price, that will be reserved for purchase by our Chairman, Daniel G. Cohen. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering contemplated by the preliminary prospectus will be offered by the underwriters to the general public on the same terms as the other shares offered by the preliminary prospectus. The persons who purchase reserved shares have agreed, with certain limited exceptions, not to sell or transfer any common stock or securities exchangeable convertible into, exchangeable for, exercisable for or repayable with our common stock for 180 days after the date of the final prospectus relating to the offering.

Alesco Financial Inc., the issuer, has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch & Co will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling toll free 1-866-500-5048.